UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

C-BOND SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Colorado	26-1315585
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

6035 South Loop East, Houston, TX 77033	77033
(Address of Principal Executive Offices)	(Zip Code)

C-Bond Systems, Inc. 2018 Long-Term Incentive Plan

(Full title of the plan)

Scott R. Silverman

Chairman and Chief Executive Officer

6035 South Loop East
Houston, Texas 77033

Telephone: 832-649-5658

Copies to:

Brian P. Fenske

Norton Rose Fulbright US LLP

Fulbright Tower

1301 McKinney, Suite 5100

Houston, Texas 77010

Telephone: (713) 651-5557

Facsimile: (713) 651-5246

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, $0.001 par value per share	25,000,000 shares (2)	$0.10	$2,500,000	$324.50

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) also covers an additional indeterminable number of shares of C-Bond Systems, Inc.’s common stock, par value $0.001 per share (the “Common Stock”), issuable under the C-Bond Systems, Inc. 2018 Long-Term Incentive Plan (the “Plan”), as may be necessary to adjust the number of shares being offered or issued pursuant to the Plan as a result of stock splits, stock dividends or similar transactions.
(2)	Represents 25,000,000 additional shares of Common Stock reserved for future issuance under the Plan.
(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act, based upon the average of the bid and asked price of Common Stock on January 8, 2020, as reported on the OTC Pink marketplace, of $0.10.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by C-Bond Systems, Inc. (the “Company”) to register an additional 25,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) that may be issued under the C-Bond Systems, Inc. 2018 Long-Term Incentive Plan (the “Plan”). These shares are in addition to the 25,000,000 shares of Common Stock, that may be issued under the Plan pursuant to the Company’s Registration Statement on Form S-8 (File No. 333- 227522) filed with the Securities and Exchange Commission (the “Commission”) on September 25, 2018 (the “Prior Registration Statement”). Pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), the contents of the Prior Registration Statement are incorporated by reference into this Registration Statement, except to the extent supplemented, amended and superseded by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 8. Exhibits.

Exhibit No.	Exhibit Description

4.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s SB-2 Registration Statement filed with SEC on January 2, 2008, File No. 333-148440).
4.2	First Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.3 to the Company’s Quarterly Report on Form 10-Q filed with SEC on August 11, 2014, File No. 000-53029).
4.3	Second Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s current report on Form 8-K, filed with the SEC on July 20, 2018, File No.000-53029).
4.4	Certificate of Designations of Preferences, Rights and Limitations of Series A Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on October 21, 2019, File No.000-53029).
4.5	Certificate of Designations of Preferences, Rights and Limitations of Series B Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on December 13, 2019, File No.000-53029).
4.6	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the SEC on June 8, 2018, File. No. 000-53029).
5.1*	Opinion of Norton Rose Fulbright US LLP regarding legality of securities being registered
23.1*	Consent of Salberg & Company, P.A., independent registered public accounting firm
23.3*	Consent of Norton Rose Fulbright US LLP (contained in Exhibit 5.1)
24.1*	Power of Attorney (included as part of signature page to this Registration Statement)
99.1	C-Bond Systems, Inc. 2018 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.1 to the Company’s Registration Statement on Form S-8, filed with the SEC on September 25, 2018, File No.333-227522)

*	Filed herewith.

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on January 9, 2020.

C-BOND SYSTEMS, INC.

By:	/s/ Scott R. Silverman
Scott R. Silverman
Chairman of the Board, President and
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of C-Bond Systems, Inc., hereby severally constitute and appoint Scott R. Silverman and Vince Pugliese, and each of them singly (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Scott R. Silverman	Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)	January 9, 2020
Scott R. Silverman

/s/ Vince Pugliese	Chief Operating Officer, President, Interim Chief Financial Officer, and Treasurer (Principal Financial and Accounting Officer)	January 9, 2020
Vince Pugliese

/s/ Barry M. Edelstein	Director	January 9, 2020
Barry M. Edelstein

/s/ Scott V. Thomsen	Director	January 9, 2020
Scott V. Thomsen

II-2